UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
JONES SODA CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS MAY 27, 2009 2:00 p.m.
PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
TRANSACTIONS WITH RELATED PERSONS
REPORT OF AUDIT COMMITTEE
CHANGE IN INDEPENDENT AUDITORS
PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
HOUSEHOLDING OF PROXIES
OTHER BUSINESS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 27, 2009
2:00 p.m.

To Jones Soda Co. Shareholders:

Notice is hereby given that the 2009 Annual Meeting of Shareholders of Jones Soda Co., a Washington corporation, will be held at 2:00 p.m. local time on Wednesday, May 27, 2009 at the Experience Music Project, 325 Fifth Avenue N., Seattle, Washington 98109. Only shareholders who owned stock at the close of business on the record date, April 8, 2009, can vote at the Annual Meeting or any other adjournments of the Annual Meeting that may take place. At the Annual Meeting, we will ask you to:

1. elect six directors nominated by our Board of Directors for a term of one year;

2.	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009; and

3.	transact such other business as may properly come before the meeting and any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE COMPANY NOMINATED DIRECTORS DESCRIBED IN THE PROXY STATEMENT AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Each of these items of business is more fully described in the Proxy Statement accompanying this Notice. Shareholders of record at the close of business on April 8, 2009 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,
JONES SODA CO.

MICHAEL R. O’BRIEN
Corporate Secretary and Chief Financial Officer
Seattle, Washington
April 21, 2009

Please note that attendance at our Annual Meeting will be limited to shareholders who owned stock at the close of business on the record date, or their authorized representatives, and their guests.

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to complete, sign, date and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly signing, dating and returning the proxy will save us the expense and extra work of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Please note, however, that if a broker, bank or other nominee is the record holder of your shares and you wish to attend and vote at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

JONES SODA CO.
234 Ninth Avenue North
Seattle, Washington 98109

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Jones Soda Co., to be voted at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 2:00 p.m. (local time) on Wednesday, May 27, 2009, or at any continuation or adjournment thereof. The Annual Meeting will be held at the Experience Music Project, 325 Fifth Avenue N., Seattle, Washington 98109 for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Directions to the Experience Music Project (where you will be able to attend the Annual Meeting and vote in person) can be found at www.empsfm.org, by selecting “Directions.”

We intend to mail this Proxy Statement and accompanying proxy card on or about April 21, 2009, to all shareholders entitled to vote at the Annual Meeting. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including financial statements, accompanies this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2009
This Proxy Statement and the 2008 Annual Report are available at:
http://www.jonessoda.com/invest/financial_reports.php

Voting and Outstanding Shares

Only holders of record of our common stock at the close of business on April 8, 2009 are entitled to notice of and to vote at the Annual Meeting. There were 26,447,352 shares of common stock issued and outstanding on that date. Shareholders are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our recommendations.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Quorum; Approval Requirements

The presence at the Annual Meeting, in person or by proxy, of holders of record of at least 33 1/3% of the outstanding shares of common stock constitutes a quorum at the Annual Meeting.

For Proposal 1, Election of Directors, the nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the Board.

For Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm will be adopted if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

Computershare Trust Company, our transfer agent, will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes prior to our meeting date. Computershare Trust Company will also act as Inspector of Elections at our annual meeting.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting. However, they will have no effect on Proposal 1, Election of Directors or Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm, because they will not represent votes cast at the Annual Meeting for the purpose of voting on such proposals. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors and the ratification of our independent registered public accounting firm.

Solicitation of Proxies

Our Board of Directors is soliciting proxies pursuant to this Proxy Statement. Jonathan J. Ricci and Michael R. O’Brien, and each or either of them, are named as proxies. We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of common stock in their names that are beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, email, facsimile or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Revocability of Proxies

Any shareholder who executes a proxy pursuant to this solicitation retains the right to revoke it at any time before it is voted. It may be revoked by delivering to our Corporate Secretary, at or prior to the Annual Meeting, either a written notice of revocation or a duly executed proxy bearing a later date. Alternatively, it may be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of seven directors. Peter M. van Stolk, the Company’s founder and a member of the Board of Directors since May 1993, resigned from the Board of Directors effective April 3, 2009. In addition, Stephen C. Jones, the Company’s Chief Executive Officer, will resign from his position as Chief Executive Officer effective May 1, 2009 and will not stand for re-election to the Board of Directors. His term as a director will expire at the Annual Meeting, and our Board of Directors will consist of six members. If elected at the Annual Meeting, each director nominee would hold office until the next annual meeting of shareholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Directors are elected by a plurality of the shares voted at the Annual Meeting.

Mills A. Brown was initially identified as a candidate for director by Stephen Jones, our Chief Executive Officer and a member of our Board of Directors, and was interviewed by the Nominating Committee as well as by certain other members of the Board. Based on his interviews and qualifications, Mr. Brown was nominated to the Board of Directors as a candidate for director by the Nominating Committee. The Board elected Mr. Brown as a new director effective December 2, 2008, and he is standing for election by the shareholders for the first time at the Annual Meeting.

Unless otherwise directed, the persons named as proxies in the enclosed proxy card will vote the proxies received by them for the six nominees named below. In the event that any nominee is unable or declines to serve as a director at or prior to the time of the Annual Meeting (an event that currently is not anticipated by management), the proxies will be voted for the election of such substitute nominee as the Board of Directors may propose.

The Board recommends a vote “FOR” each of the persons nominated by the Board.

Nominees

Set forth below is biographical information for each of the six nominees as director, including any other public company for which such person serves as a director.

Name	Position/Background	Age	Director Since

Mills A. Brown	Mr. Brown has been one of the founding principals of MainSpring Capital Group (a real estate investment and development company) and its affiliated brokerage company, Ross Brown Partners, Inc., since MainSpring’s inception in December 2000. Mr. Brown is also co-owner and co-operator of three new car franchises in the Phoenix metropolitan area. Mr. Brown received a business degree from Arizona State University.	56	December 2008
Richard S. Eiswirth, Jr.	Mr. Eiswirth currently serves as the Chairman of the Board of Directors. He has served as the chief financial officer of Alimera Sciences, Inc., an ophthalmic pharmaceutical company, since October 2005. Prior to that, Mr. Eiswirth was the chief financial officer and senior executive vice president of Netzee, Inc., a provider of internet banking solutions to community banks, from August 1999 to April 2002. He is also the founder of Black River Holdings, Inc., a consulting practice. He received an accounting degree from Wake Forest University in 1991. Mr. Eiswirth also served on the board of directors and was chairman of the audit committee for Color Imaging, Inc., a toner manufacturing company, from 2003 until August 2007.	40	August 2006

Name	Position/Background	Age	Director Since

Michael M. Fleming	Mr. Fleming has been an attorney with the law firm of Lane Powell PC in Seattle, Washington, specializing in real estate, dispute resolution, securities and environmental matters, since February 2000. Mr. Fleming has served on the board of directors of Big Brothers and Big Sisters of Puget Sound since December 2002 and was elected chairman of the board of directors for 2008/2009. He has also been the president and owner of Kidcentre, Inc., a company in the business of providing child care services in Seattle, Washington, since July 1988. Since April 1985, he has also been the president and owner of Fleming Investment Co., an investment company. Mr. Fleming holds a Bachelor of Arts degree from University of Washington and a law degree from the University of California, Hastings College of the Law.	60	April 1997
Matthew K. Kellogg	Mr. Kellogg served as a director of the Company from May 1999 to August 2006 and as corporate secretary (in a non-employee capacity) from March 2006 to August 2006; he returned to the Company’s Board in June 2008. He is currently the managing member of Canal Investments LLC, an investment firm, serving in such capacity since March 2003. In January 2008, Mr. Kellogg co-founded Point32 Development Company, a real estate development firm, where he currently serves as a principal. Mr. Kellogg co-owns Tutta Bella Neapolitan Pizzeria, a regional casual restaurant chain. From November 2002 to March 2003, Mr. Kellogg was the manager of Kingfisher Capital LLC, an investment firm. Mr. Kellogg holds a Bachelor of Science degree from Skidmore College.	43	June 2008
Jonathan J. Ricci	Mr. Ricci has served as our Chief Operating Officer since January 2008, and will become our President and Chief Executive Officer effective May 1, 2009. From May 2003 to January of 2008, Mr. Ricci served as general manager of Columbia Distributing Company, a beverage distribution company, and previously served as its vice president of human resources and process improvement from November 2002 to May 2003 and as its regional vice president of sales and marketing from November 2000 until October 2002. Mr. Ricci received a B.S. in Business Education from Oregon State University.	41	June 2008
Susan A. Schreter	Ms. Schreter is the founder, managing editor and chief executive officer of TakeCommand Information Media, Inc., an online entrepreneurial education and membership organization for small business owners. In addition, she is a contributor to online and print publications in the areas of small business finance and a weekly newspaper columnist. She has served as the chief executive officer and chairman of the board of First Transaction Management, Inc., a general business and strategic planning consulting firm, from 1999 to 2008. Ms. Schreter received a bachelor of arts degree and is an honors graduate of Smith College.	47	June 2008

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors has reviewed the relationships between the Company and each of its directors, including former directors who served as directors during any part of fiscal year 2008, and has determined that the following directors and former directors are “independent” within the meaning of the listing standards of The Nasdaq Stock Market: current directors Mills Brown, Richard Eiswirth, Jr., Michael Fleming, Matthew Kellogg, and Susan Schreter and former directors Scott Bedbury, John Gallagher, Jr. and Alfred Rossow, Jr. In making its independence determinations, the Board of Directors considered all relationships between its directors and the Company, including a relationship with Mr. Fleming’s law firm that is not required to be disclosed in this proxy statement as a related person transaction. Mr. Fleming is a partner at the law firm Lane Powell PC, which provides legal services to the Company. During 2008, the Company paid Lane Powell approximately $25,000 in fees and expenses, and has incurred an additional $38,000 in fees and expenses payable to Lane Powell through March 31, 2009. Mr. Fleming has not provided any of the legal services rendered by Lane Powell and, because the amounts involved have not been, and are not expected to be, material to either the Company or Lane Powell, the Board of Directors has concluded that this relationship does not impair the independence of Mr. Fleming as a member of our Board of Directors.

Board Attendance

During the 2008 fiscal year, the Board of Directors held 16 meetings. Each director was in attendance at more than 75% of the meetings held of the Board and any committees on which he or she served during his or her tenure as a director in 2008. At each Board meeting, the nonmanagement directors have the opportunity to meet in executive session without members of management present.

We do not have a formal policy requiring director attendance at our annual meeting of shareholders; however, all directors are encouraged to attend. At last year’s 2008 annual meeting of shareholders, three of our directors and two director-nominees were in attendance.

Board Meetings and Committees

Our Board has an Audit Committee, a Compensation and Governance Committee and a Nominating Committee, each of which is comprised solely of independent directors. The membership of each committee as of April 8, 2009 is indicated below:

Compensation
and
Director	Governance	Audit	Nominating

Mills A. Brown	X		X
Richard S. Eiswirth, Jr.	X	Chair
Michael M. Fleming	Chair		X
Matthew K. Kellogg		X	Chair
Susan A. Schreter	X	X

Audit Committee

The Audit Committee represents the Board of Directors in discharging its responsibilities relating to our accounting, reporting, financial and internal control practices. The committee has general responsibility for reviewing with management the financial and internal controls and the accounting, auditing and reporting activities of our company and our subsidiaries. The committee annually reviews the qualifications and objectivity of our independent auditors; is responsible for selecting, retaining or replacing our independent auditors; reviews the scope, fees and result of their audit; reviews and approves any non-audit services and related fees; is informed of their significant audit findings and management’s responses thereto; and annually reviews the status of significant current and potential legal matters. The Audit Committee reviews the quarterly and annual financial statements and recommends their acceptance to the Board of Directors. The Audit

Committee has a written charter, which is posted on the Company’s website at www.jonessoda.comunder “About Jones — Investor Relations — Corporate Governance.”

During 2008, the Audit Committee consisted of former directors Messrs. Rossow and Gallagher as well as Mr. Eiswirth until June 2008, and thereafter of Messrs. Eiswirth and Kellogg and Ms. Schreter. The Board of Directors has determined that Mr. Eiswirth qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) rules. All of the directors on the Audit Committee qualify as “independent directors” within the meaning of SEC rules and the listing standards of The Nasdaq Stock Market. The Audit Committee held ten meetings in 2008.

Compensation and Governance Committee

During 2008, the Compensation and Governance Committee (the “Committee”) consisted of Messrs. Fleming and Eiswirth until June 2008, and thereafter of Messrs. Fleming and Eiswirth and Ms. Schreter. In December 2008, Mr. Brown was appointed to the Committee. Each member of the Committee is an independent director under The Nasdaq Stock Market listing standards. Compensation for the Named Executive Officers is recommended by the Committee to the full Board of Directors. All decisions and recommendations of the Committee are reported to and approved by our Board, with the exception of equity grants, which are approved by the Committee. Compensation consultants were not retained in 2008 to advise with respect to executive compensation or other compensation matters.

Pursuant to its written charter, the primary function of the Committee is to assist with the responsibilities of the Board of Directors relating to the compensation of the Company’s Chief Executive Officer and other executives, employees and directors who are not employees of the Company, and relating to the Company’s retirement, welfare and other benefit plans. The Committee is also responsible for performing other compensation- and governance-related duties set forth in its written charter, which is posted on the Company’s website at www.jonessoda.com under “About Jones — Investor Relations — Corporate Governance.” The Committee, when appropriate, may delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee, the Board or Company officers. Additionally, the Committee, in its sole discretion, may retain independent counsel, accounting and other professionals without seeking approval of the Board with respect to the selection, fees and/or retention terms for these advisors.

Under its charter, the Committee establishes, and annually reviews, policies regarding executive compensation. With respect to our Chief Executive Officer, beginning in 2009, the Committee will solicit input from the full Board of Directors and, based on that input, develop corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives and, with the exception of equity grants, recommend to the Board the CEO’s compensation based on this evaluation and other relevant information. For other executive officers, the CEO provides the Committee a performance assessment and recommendation regarding performance goals and compensation. The Committee reviews this information and the recommendations, as well as other relevant information, and, with the exception of equity grants, recommends the compensation of these officers on an annual basis to the Board, which approves such compensation.

The Chief Executive Officer reports to the Committee periodically on the results of the evaluations of our executive officers (other than the CEO). In addition to the CEO’s involvement in setting individual performance goals, conducting evaluations and making compensation recommendations for other executive officers, our management team plays an active role in updating the Committee on the trends and challenges of hiring, retaining and competing for talent. The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Committee in recommending to the Board compensation packages that will enable us to attract and retain key talent.

Under its charter, the Committee also reviews director compensation practices — including and in relation to peer companies — and recommends to the Board of Directors, as appropriate, revisions to our director compensation program. In addition, the Committee develops, periodically reviews and recommends to the Board director and executive stock ownership guidelines, and provides oversight and recommendations to the Board regarding our welfare and other tax-qualified and nonqualified benefit plans. The Committee reports regularly to the Board and seeks its approval on any other significant matters arising from the Committee’s work, including awards to top executives and special executive employment, compensation and retirement arrangements. The Committee held ten meetings in 2008.

Nominating Committee

During 2008, the Nominating Committee consisted of former director Mr. Gallagher and Mr. Fleming until June 2008, and thereafter of Messrs. Fleming, Kellogg and Eiswirth. In December 2008, Mr. Eiswirth resigned from, and Mr. Brown was appointed to, the Nominating Committee. All of the directors on the Nominating Committee qualify as “independent directors” within the meaning of the listing standards of The Nasdaq Stock Market. The Nominating Committee held two meetings in 2008.

The primary functions of the Nominating Committee are to identify individuals qualified to become members of the Board of Directors and to approve and recommend to the Board of Directors director candidates for election to the Board of Directors. The Nominating Committee is also responsible for performing other related duties set forth in its written charter, which is posted on the Company’s website at www.jonessoda.com under “About Jones — Investor Relations — Corporate Governance.”

Director Nomination Procedures

The Nominating Committee is generally responsible for the identification, review, selection and recommendation to the Board of Directors of candidates for director nominees, including the development of policies and procedures to assist in the performance of these responsibilities. The Nominating Committee reviews with the Board the requisite qualifications, skills and characteristics for Board nominees and composition and the specific considerations relating to individual director candidates. Upon the Nominating Committee’s recommendations, the Board recommends the director nominees to the shareholders for election.

Potential director candidates are referred to the Chair of the Nominating Committee for consideration by the Nominating Committee, which may then recommend the director candidate to the Board of Directors for its consideration, if deemed appropriate. If necessary or desirable in the opinion of the Nominating Committee, the Nominating Committee will determine appropriate means for seeking additional director candidates, including engagement of outside consultants to assist in the identification of director candidates.

The Nominating Committee will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Chair of the Nominating Committee, c/o the Secretary of the Company, providing the candidate’s name, biographical data and other relevant information. Shareholders who intend to nominate a director for election at the 2010 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Secretary of the Company in the manner described below under the heading “Shareholder Proposals.”

The Nominating Committee has recommended to the Board of Directors, and the Board has adopted, the Director Selection Guidelines set out in Exhibit A to the Nominating Committee charter. In accordance with the Director Selection Guidelines, the Nominating Committee and the Board, as appropriate, will review the following considerations, among others, in their evaluation of candidates for Board nomination: personal and professional ethics; training, experience and ability at making and overseeing policy in business; commitment to fulfilling the duties of the Board; commitment to understanding the Company’s business; commitment to engaging in activities in the best interests of the Company; independence; diversity; industry knowledge and contacts; financial or accounting expertise; leadership qualities; public company board of director and committee experience and other relevant qualifications. A director candidate’s ability to devote adequate time to Board and committee activities is also considered. The Nominating Committee periodically reviews with the Board the appropriate process for and the considerations to be taken in the evaluation of director candidates. In the event there is a vacancy on the Board, the Chair of the Nominating Committee will initiate the effort to identify appropriate director candidates.

Shareholder Communication with the Board

Shareholders who wish to communicate with our Board of Directors or with a particular director can send correspondence to our Corporate Secretary, c/o Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such correspondence must identify the author as a shareholder of Jones Soda Co., and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified directors.

Depending on the subject matter of the communication, management will do one of the following:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock related matter; or

•	not forward the communication if it is primarily commercial in nature, if it relates to an improper or irrelevant topic, or if it is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and shall make those communications available to the directors.

In addition, any person who desires to communicate any matter specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109. Communications addressed to the Audit Committee Chair may be submitted anonymously, in which event the envelope will not be opened for any purpose other than appropriate security inspections. Otherwise, such mailing will be forwarded directly to the Chair of our Audit Committee for his or her review and follow-up action as he or she deems appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 8, 2009 certain information regarding the beneficial ownership of our outstanding common stock by the following persons or groups:

•	each person who, to our knowledge, beneficially owns more than 5% of our common stock;

•	the Named Executive Officers identified in the Summary Compensation Table below;

•	each of our current directors and director nominees; and

•	all of our current directors and executive officers as a group.

As of April 8, 2009, there were 26,447,352 shares of common stock issued and outstanding. Unless otherwise indicated, each person’s address is c/o Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109.

Beneficial ownership is determined in accordance with SEC rules and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of April 8, 2009 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated and subject to community property laws where applicable, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

	Beneficial Ownership of Common Stock(1)
		Options/Warrants
	No. of	Currently Exercisable	Total Beneficial	Percent of
Name and Address	Shares(2)	or Within 60 Days	Ownership(2)	Total

Named Executive Officers and Directors
Stephen C. Jones	121,153	80,717	201,870	*
Jonathan J. Ricci	11,000	21,435	32,435	*
Michael R. O’Brien	4,500	5,714	10,214	*
Thomas P. O’Neill(3)	24,000	4,287	28,287	*
Hassan N. Natha(4)	—	—	—	*
Peter J. Burns(5)	5,143	—	5,143	*
Mills A. Brown	376,874	—	376,874	1.4%
Richard S. Eiswirth, Jr.	11,000	24,293	35,293	*
Michael M. Fleming	11,000	15,003	26,003	*
Matthew K. Kellogg	102,000	2,143	104,143	*
Susan A. Schreter	2,000	2,143	4,143	*
All current directors and executive officers as a group (9 persons)(6)	663,527	155,735	819,262	3.1%
Other Principal Shareholders
Peter M. van Stolk(7)	1,711,908	200,356	1,912,264	7.2%
1601 5th Ave., Ste. 2040
Seattle, WA 98101

*	Less than one percent

(1)	The table is based upon information supplied by such principal shareholders, executive officers and directors.

(2)	Includes shares of unvested restricted stock as follows: Mr. Jones, 3,715; Mr. Ricci, 5,714; Mr. O’Brien, 1,715; Mr. O’Neill, 3,429; Mr. Eiswirth, 3,715; Mr. Fleming, 3,715; Mr. Kellogg, 1,715; and Ms. Schreter 1,715.

(3)	Mr. O’Neill’s employment terminated on April 10, 2009.

(4)	Mr. Natha’s employment terminated on September 14, 2008.

(5)	Mr. Burns’ employment terminated on March 31, 2008. As of that date, he held 5,143 shares of common stock; the Company has been unable to confirm Mr. Burns’ ownership as of April 8, 2009.

(6)	Consists of Stephen Jones, Jonathan Ricci, Michael O’Brien, Thomas O’Neill, Mills Brown, Richard Eiswirth, Jr., Michael Fleming, Matthew Kellogg, and Susan Schreter. Does not include Hassan Natha and Peter Burns who left the Company in September 2008 and March 2008, respectively.

(7)	Includes 100,000 shares beneficially owned by 543608 BC Ltd., a British Columbia corporation for which Mr. van Stolk serves as sole shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are also required by SEC regulations to furnish us with copies of all such ownership reports they file. SEC regulations also require the Company to identify in this Proxy Statement any Reporting Person who failed to file any such report on a timely basis.

Based solely on our review of the copies of such reports received or written communications from certain Reporting Persons, we believe that all Reporting Persons complied with all applicable Section 16(a) filing requirements for fiscal year 2008, except that Stephen Jones and Peter van Stolk each filed one late Form 4, each reporting one transaction. Additionally, Jonathan Ricci and Thomas O’Neill each filed one Form 5, each reporting one transaction that should have been timely reported on a Form 4, and Hassan Natha filed one Form 5, reporting two transactions that should have been timely reported on a Form 4.

EXECUTIVE OFFICERS

Our executive officers as of April 8, 2009, are as follows:

Name	Age	Position

Stephen C. Jones	53	Chief Executive Officer and Director
Jonathan J. Ricci	41	Chief Operating Officer and Director
Michael R. O’Brien	42	Chief Financial Officer and Corporate Secretary
Thomas P. O’Neill	40	Executive Vice President of Sales

On March 12, 2009, the Company announced that, effective May 1, 2009, Mr. Jones will resign as Chief Executive Officer and Mr. Ricci will assume the position of President and Chief Executive Officer. Mr. Jones will serve the remainder of his term on the Board of Directors following his resignation as Chief Executive Officer, but will not stand for re-election to the Board at the Annual Meeting. Effective April 10, 2009, Mr. O’Neill resigned his position as Executive Vice President of Sales and terminated his employment with the Company.

Biographical information for our executive officers is set forth below, other than for Mr. Ricci, whose biographical information is included under the heading “Proposal 1 — Election of Directors” in this Proxy Statement.

Mr. Jones has served as our Chief Executive Officer or Interim Chief Executive Officer since January 1, 2008. Mr. Jones will resign from his position as our Chief Executive Officer effective May 1, 2009, and will not stand for re-election to the Board of Directors. Mr. Jones is a former executive of The Coca-Cola Company, where he spent 17 years from 1986 to 2003 in various marketing and operations roles. In addition to operating Coca-Cola in Great Britain and Japan, Mr. Jones was Chief Executive Officer of The Minute Maid Company in Houston and Chief Marketing Officer of Coca Cola in Atlanta. In 2006, Mr. Jones partnered with Denneen and Company, a Boston-based strategy consulting company on several international consulting assignments. In June 2007, Mr. Jones launched an artisan food production kitchen, Calabria Mia Fine Foods in Toronto. Mr. Jones earned a Bachelor of Arts degree from the University of Toronto.

Mr. O’Brien joined Jones Soda in September 2008 as Chief Financial Officer and Corporate Secretary. Prior to joining Jones Soda, he served as Chief Financial Officer of Pyramid Breweries Inc., a craft beer brewer, from September 2006 until August 2008. Prior to that, Mr. O’Brien served as Chief Financial Officer of Medisystems Corporation, a designer and manufacturer of disposable medical devices, from 2002 until September 2006. From 1999 to 2002, Mr. O’Brien held positions of Corporate Controller and Chief Financial Officer of Flow International Corporation, which develops and manufacturers ultra high-pressure waterjet technology and provides robotics and assembly equipment. Mr. O’Brien earned a Bachelor of Arts degree in accounting from Western Washington University and a Masters of Business Administration degree from Seattle University. Mr. O’Brien is also a certified public accountant.

Mr. O’Neill joined Jones Soda in April 2008 as Executive Vice President of Sales and, as noted above, he resigned from this position effective April 10, 2009. Prior to joining Jones Soda, Mr. O’Neill had been Vice President of Global Sales for Synergeyes, Inc., a contact lens manufacturer, since July 2006. From August 2005 until July 2006, he served as Vice President of Sales for Valeant Pharmaceuticals International, a pharmaceutical company, and from February 2002 to August 2005, Mr. O’Neill held a number of sales and marketing positions in the consumer packaged goods and pharmaceutical sectors of Johnson & Johnson. Mr. O’Neill received a Bachelor of Science in Business Administration/Marketing from The University of Akron.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section discusses the 2008 compensation for the executive officers named in the Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”). For 2008, our Named Executive Officers consisted of the following six persons:

•	Stephen C. Jones, our Chief Executive Officer (as noted above, Mr. Jones is resigning from this position effective May 1, 2009);

•	Jonathan J. Ricci, our Chief Operating Officer (as noted above, Mr. Ricci will become our President and Chief Executive Officer effective May 1, 2009);

•	Michael R. O’Brien, our Chief Financial Officer and Secretary;

•	Thomas P. O’Neill, our Executive Vice President of Sales (as noted above, Mr. O’Neill resigned from this position effective April 10, 2009);

•	Hassan N. Natha, our former Chief Financial Officer; and

•	Peter J. Burns, our former Executive Vice President of Sales and Marketing.

Compensation for the Named Executive Officers was recommended by the Compensation and Governance Committee (the “Committee”) of our Board of Directors to the full Board. All decisions and recommendations of the Committee were reported and approved by our Board, with the exception of equity grants, which are reviewed by the Board and approved by the Committee. Compensation consultants were not retained to advise with respect to executive compensation or other compensation matters.

There were no material differences in the compensation policies or decisions with respect to the Named Executive Officers, except that compensation for our Named Executive Officers, other than our Chief Executive Officer, also took into account the recommendations of our Chief Executive Officer.

Executive Summary

Our executive compensation program is structured to:

•	continually attract and, perhaps more importantly, retain qualified management by maintaining compensation programs that are competitive with comparable employers;

•	motivate our executives to achieve our annual and long-term strategic goals and to reward performance based on attaining and, if applicable, surpassing those goals; and

•	enhance long-term shareholder value and align the interests of our Named Executive Officers with our shareholders.

Elements of Our Compensation Plan and How It Relates to Our Objectives

For 2008, the Committee used the following compensation elements to achieve its goal of driving sustainable growth:

•	short-term compensation (base salary and cash bonus payments) and

•	long-term compensation (equity compensation in the form of stock options and restricted stock grants).

The Committee used its judgment and experience, with information provided by Company management, in determining the amount and mix of compensation. The Committee was advised by management of market practices and market data to provide a frame of reference for decision making, but did not focus on specific peer company data or compensation surveys nor did it target compensation to be within a specific percentile of a peer group. Base salary and bonus payments are designed to reward current performance. Equity compensation is designed to reward longer term performance. The Committee reviews total short-term and long-term compensation annually. For 2008, the majority of compensation consisted of base salary with an additional component of stock options and restricted stock as long-term compensation.

Short-Term Compensation

Base Salary.  This element is important in attracting executive officers and provides a base of cash compensation. Base salary compensation for each executive officer is set at a level that we believe enables us to attract and retain talent.

In January 2008, the Board, upon review and recommendation of the Committee, established cash compensation for Mr. Jones at $15,000 per month for his service as Interim Chief Executive Officer of the Company, based on his specific expertise in the beverage industry and his knowledge of the Company. Mr. Jones served as Interim Chief Executive Officer until June 2008. On June 3, 2008, he entered into an employment agreement to serve as Chief Executive Officer. Under the employment agreement, Mr. Jones served as Interim Chief Executive Officer in a non-employee capacity and was paid cash compensation of $20,000 for the month of May 2008. He became eligible to become an employee of the Company in the United States in June 2008, at which time he became our Chief Executive Officer and was paid the base salary provided for in his employment agreement as described below. During the period prior to his becoming an employee of the Company, Mr. Jones also continued to receive compensation in his capacity as a non-employee director, which compensation is described in the “Director Compensation” section of this proxy statement.

The 2008 base salaries of Messrs. Jones and Ricci of $245,000 each, and of Messrs. O’Brien and O’Neill of $200,000 and $220,000, respectively, reflect the amounts negotiated in connection with their employment agreements entered into at the time they were hired in 2008, which were based on individual skills, experience, competitiveness of the marketplace and management input. In 2008, neither Mr. Natha nor Mr. Burns received a base salary increase, as they both left the Company during that time period. Going forward, the Committee will annually evaluate each executive officer’s performance in light of business and individual performance to determine if any changes to base salary are necessary. The Committee will rely to a large extent on the Chief Executive Officer’s evaluations of every other executive officer’s performance.

Annual Cash Bonus.  In 2007 and 2008, the Company did not have an established bonus plan for executives with pre-determined performance targets. Rather, after the end of the fiscal year, the Committee received a recommendation from the Chief Executive Officer regarding every other officer’s performance and the Committee determined whether to grant each executive a discretionary bonus based on its review of the financial performance of the Company and the individual performance of the executive. Although each Named Executive Officer’s employment agreement contains certain parameters for bonus consideration (as described below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”) that were intended to be based on goals set by the Company or agreed to between the Company and the executive, such performance criteria were not established for 2007 or 2008 and any bonuses were therefore strictly discretionary.

Bonus Payments in 2008 for 2007 Performance.  Mr. Natha received a discretionary bonus of $35,000 in July 2008 for his performance in 2007, based on a negotiated amount that was less than the minimum bonus outlined in Mr. Natha’s employment agreement but considered fair in light of Company performance in 2007. No other Named Executive Officer received a bonus in 2008 for 2007 performance.

Bonus Payments in 2009 for 2008 Performance.  The Committee reviewed the Company’s fiscal 2008 results and evaluated the performance of each of our executives in 2008. Based on these evaluations, and particularly in light of the Company’s financial performance in 2008, the Committee determined that no cash bonuses would be awarded to the Named Executive Officers, with the exception of Mr. O’Neill. In recognition of his leadership and the performance of his team, Mr. O’Neill received a discretionary cash bonus of $3,300 based on the achievement of key performance indicators by the employees reporting to him. The key performance indicators included product distribution goals, merchandising objectives, brand activity in a market, and distributor management. As described below under “Long-Term Compensation,” the Committee determined to award stock options to Messrs. Jones, Ricci and O’Brien in lieu of cash bonuses due to those executives’ achievement of non-financial objectives in 2008.

2009 Bonus Plan.  On April 6, 2009, the Company’s Board of Directors, on the recommendation of the Committee, adopted a 2009 bonus plan for Messrs. Ricci and O’Brien.

The 2009 bonus plan consists of two components, an objective component based on achievement of key performance indicators relating to the Company’s operating plan (“KPIs”) that accounts for 75% of the possible bonus at target, and a subjective component, payable at the sole discretion of the Committee based upon such factors that the Committee deems appropriate with respect to each executive officer, that accounts for 25% of the possible bonus at target.

The first component of the 2009 bonus plan links payout to achievement of KPIs related to the Company’s cash balance, net income (loss), operating expenses, average inventory on hand, brand development initiatives and annual gross margin, with each KPI assigned a different weight. Depending on the level of achievement for each KPI, Messrs. Ricci and O’Brien may receive between 0% and 100% of the target amount allocated to achievement of each KPI.

Each executive’s target bonus under the 2009 bonus plan is set at 40% of the bonus potential contemplated in that executive’s employment agreement, so that Mr. Ricci’s target bonus is 40% of his annual base salary and Mr. O’Brien’s target bonus is 14% of his annual base salary. Because the 2009 target bonuses are set at a lower amount than contemplated in the executives’ employment agreements, on April 6, 2009, Messrs. Ricci and O’Brien received a stock option grant for 40,000 and 20,000 shares, respectively, of the Company’s common stock. These stock options have an exercise price equal to the closing price of the Company’s common stock on the date of grant and vest over a period of 42 months, with 14.29% vesting on each six month anniversary of the grant date.

Long-Term Compensation

Historically, the long-term incentive compensation that the Committee generally has employed is the granting of stock option awards and/or restricted stock grants. The purpose of granting option awards and/or restricted stock grants is to provide equity compensation that provides value to executives when value is also created for the shareholders. The long-term incentive compensation is intended to motivate executives to make stronger business decisions, improve financial performance, focus on both short-term and long-term objectives and encourage behavior that protects and enhances the long-term interests of our shareholders. The stock option awards and restricted stock grants have a time-based vesting schedule with a certain percentage of shares vesting over a period of time established by the Committee. The equity awards are generally granted annually. This is a substantial portion of the total compensation package for executives and is an important retention and incentive tool.

As described below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” the employment agreements with each of our Named Executive Officers provide for certain annual equity grants (with the exception of our employment agreement with Mr. Jones, which provides for a one time equity grant), which the Committee believes to be appropriate, based on individual skills, experience, competitiveness of the marketplace and management input. Although the allocation of awards between stock options and restricted stock grants varies in some cases from the terms of the employment agreements, in 2008 the Committee approved the following stock option and restricted stock grants to the Named Executive Officers that are generally consistent with their employment agreements. As described in note (1) below, Mr. Jones also received an award for his service as Interim Chief Executive Officer from January 2008 to June 2008.

	Stock Option	Restricted
Name	Awards	Stock Grants

Stephen C. Jones(1)	180,000	—
Jonathan J. Ricci	75,000	8,000
Michael R. O’Brien	40,000	2,000
Thomas P. O’Neill	30,000	4,000
Hassan N. Natha	30,000	4,000
Peter J. Burns	—	—

(1)	Includes a stock option for 20,000 shares that Mr. Jones received for service as Interim Chief Executive Officer for the period January 1, 2008 to June 2008. Excludes a stock option for 15,000 shares and a 2,000 share restricted stock award granted to Mr. Jones in March 2008 in his capacity as a non-employee director, which are discussed in the “Director Compensation” section of this proxy statement.

In addition to the awards in the table above, in connection with the Committee’s determination in March 2009 not to award cash bonuses in respect of 2008 corporate financial performance to Messrs. Jones, Ricci and O’Brien, the Committee granted a stock option for 20,000 shares to each of those executive officers. These stock options were awarded in respect of the executives’ achievement of non-financial objectives in 2008, including (i) the recruiting and development of a new senior leadership team, (ii) improvement in the Company’s operations, including the implementation of extensive cost containment and control measures, and (iii) the development of a strategic plan that focuses on the Company’s higher-margin core products (including the Company’s Jones Pure Cane Soda glass bottle business), the launch of Jones GABA, and the strengthening of the Company’s distribution structure. The Committee believes these modest stock option awards appropriately reward the executives for their 2008 achievements because the stock options allow them to share in any value created for the shareholders as a result of the efforts of the executives in 2008 to position the Company for improved financial performance in the future.

All equity compensation grants are formally approved by the Committee and the stock option prices are equal to or higher than the closing price of our Company’s common stock on the date of approval. In December 2008, Mr. Jones received a one-time stock option grant for 160,000 shares (included in the table above), as provided for in his employment agreement entered into with the Company effective June 2008. The stock option was granted at an exercise price of $1.25 per share, which is $0.88 above the closing price of the common stock on the date of grant. When originally contemplated as part of Mr. Jones’ compensation package, the Company’s common stock was trading at approximately $2.75 per share; however, the stock option was not granted at that time because the grant had initially been delayed, as provided in the employment letter, until Mr. Jones became eligible to be employed by the Company in the United States. By the time the Committee met to grant the stock option in December 2008, the trading price of the Company’s common stock had decreased significantly. As a result, the potential value of the grant, if made at the closing price on the date of grant, would have been significantly higher than the value of the same grant made at a price of $2.75 per share. At meetings in December 2008, the Committee reviewed the proposed stock option grant in light of the trading price of the Company’s common stock at that time and Mr. Jones’ overall compensation package, including the incentive value of the package. The Committee ultimately determined to grant the stock option at an exercise price of $1.25 per share, a significant premium to the trading price on the date of grant, which the Committee determined was an appropriate balance between reflecting the value of the award had it been granted at an exercise price closer to $2.75 per share and the need to provide our Chief Executive Officer with a competitive compensation package that is more likely to achieve the objectives of our long-term compensation program.

We do not have a program or plan to time equity awards to our new or existing executives in coordination with the release of material nonpublic information nor do we time the release of material nonpublic information for the purpose of affecting the value of executive compensation. We also do not have any equity ownership requirements or guidelines with respect to our executive officers.

Health Benefits

The Named Executive Officers are eligible to participate in the same medical, dental, life, and disability insurance programs that are available to all our U.S.-based staff members.

401(k) Plan

The Named Executive Officers are eligible to participate in the 401(k) savings plan that is available to all our U.S.-based staff members. In 2008, we did not match any participant contributions to the 401(k) plan. Effective January 2009, we implemented a matching program for all employees, including the Named Executive Officers, under which the Company matches 100% of the first 3% of participant contributions and 50% of the next 2% of participant contributions, subject to statutory limits.

Perquisites

In general, we do not provide perquisites to our executives that are not available to other employees. The Named Executive Officers have access to the same workplace amenities as do all of our staff members, consistent with our commitment to providing a positive work environment. In 2008, however, we provided our Chief Operating Officer, Executive Vice President of Sales and former Senior Executive Vice President of Sales and Marketing with a monthly car allowance to compensate them for the business use of their automobile. In addition, we provided our Executive Vice President of Sales with COBRA coverage for the first 90 days of employment with the Company and a cell phone allowance. We also paid for Seattle living expenses for our Chief Executive Officer and Chief Operating Officer, both of whom reside outside of the state of Washington but are required to spend a minimum specified amount of time at our offices in Seattle.

Employment Agreements and Severance and Change of Control Benefits

We have entered into employment agreements, which include severance and change of control benefits, with all of our Named Executive Officers, as described below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” The Committee believes that the employment agreements that have been entered into were necessary in order to attract and retain the executives and were merited in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions, including stability and retention. The Committee believes that the severance and change of control benefits provided in the employment agreements are necessary in order to retain and maintain stability among the executive group and that the terms of the severance and change of control agreements are reasonable. In the event of a change of control without termination, the Named Executive Officers, with the exception of Mr. Jones, receive only accelerated vesting of stock options and restricted stock grants, assuming the awards are not assumed or substituted for by the successor company. Under Mr. Jones’s agreement, even if he is not terminated in connection with a change in control, he would receive a cash severance payment in addition to the accelerated vesting of his equity awards. The Committee believes this single-trigger protection was necessary and appropriate because his change of control protection is for a limited period, expiring on May 1, 2009.

In connection with their respective termination of employment, we entered into separation arrangements with Messrs. Burns and Natha. Mr. Natha’s separation agreement is generally consistent with the severance provisions in his employment agreement, as described below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Mr. Burns’ severance agreement was negotiated to include an additional severance amount equal to three months of salary above the six months of salary provided for in his employment agreement. Additionally, Mr. Burns received COBRA coverage for himself and his family for nine months and a payment of $112,500, neither of which were provided for in the event of termination under the terms of his employment agreement, as described below under the heading

“Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Mr. Natha’s separation agreement was negotiated by our Chief Executive Officer, Mr. Jones; Mr. Burns’ separation agreement was negotiated by Mr. Jones and our then interim Chairman of the Board, Scott Bedbury. The separation agreements were then recommended to and approved by the Committee, and subsequently the Board. The Committee believes that the separation arrangements negotiated with Messrs. Natha and Burns were necessary and fair in light of the circumstances of the terminations.

COMPENSATION COMMITTEE REPORT

The Compensation and Governance Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Governance Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Governance Committee of the Board of Directors
Michael M. Fleming, Chairman
Mills A. Brown
Richard S. Eiswirth, Jr.
Susan A. Schreter

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows all compensation awarded, earned by or paid to our Named Executive Officers for the fiscal years ended December 31, 2008, 2007 and 2006, to the extent applicable.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)		($)

Stephen C. Jones (3)	2008	$142,917	$—	$13,089	$144,535	$102,600	(4)	$403,141
Chief Executive Officer
Jonathan J. Ricci (5)	2008	234,792	—	6,229	33,750	39,281	(6)	314,052
Chief Operating Officer
Michael R. O’Brien (7)	2008	66,667	—	18	219	—		66,904
Chief Financial Officer
Thomas P. O’Neill (8)	2008	165,000	—	2,000	8,750	12,548	(9)	188,298
Executive Vice President of Sales
Hassan N. Natha (10)	2008	154,149	35,000	26,177	98,942	243,857	(11)	558,125
Former Chief Financial Officer	2007	175,000	50,000	9,610	142,433	—		377,043
	2006	111,042	—	—	87,694	—		198,736
Peter J. Burns (12)	2008	71,826	—	27,882	5,000	289,888	(13)	394,596
Former Senior Executive Vice	2007	168,750	—	18,018	93,257	14,292		294,317
President of Sales and Marketing

(1)	The amount shown for Mr. Natha in 2008 represents a discretionary cash bonus earned and paid in 2008 for 2007 performance. Discretionary bonuses for 2008 performance were not earned or paid until 2009, but are described in the section entitled “Compensation Discussion & Analysis” above.

(2)	For 2008, represents the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with Statement of Financial Accounting Standards No. 123 (R) and thus includes amounts from awards granted in and prior to 2008. See Note 7 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 regarding assumptions underlying the valuation of the equity awards for which amounts were recognized in 2008.

(3)	During 2008, Mr. Jones served as a non-employee director of the Company from January through May, during which time he received compensation as a non-employee director. Mr. Jones served as Interim Chief Executive Officer from January 1, 2008 until June 2008, and was appointed Chief Executive Officer effective in June 2008. As of December 31, 2008, he held stock options for 30,000 shares and 4,572 restricted stock grants attributable to compensation for his services as a non-employee director, a stock option for 20,000 shares attributable to his service as Interim Chief Executive Officer and a stock option for 160,000 shares received for his service as Chief Executive Officer. The amount shown in the Stock Awards column represents the dollar amount recognized for outstanding stock grants that Mr. Jones received for his service as a non-employee director. The amount shown in the Option Awards column represents the dollar amount recognized for outstanding stock options that Mr. Jones received for his service (i) as a non-employee director in the amount of $72,280, (ii) as interim Chief Executive Officer in the amount of $67,000 and (iii) as Chief Executive Officer in the amount of $5,255.

(4)	Represents annual retainer and meeting attendance fees for service as a non-employee director in the amount of $11,000, compensation for service as Interim Chief Executive Officer in the amount of $79,000, and living expenses incurred in Seattle while employed as Chief Executive Officer in the amount of $12,600.

(5)	Mr. Ricci began his employment with the Company in January 2008.

(6)	Represents $30,656 for living expenses incurred in Seattle, and $8,625 for car allowance.

(7)	Mr. O’Brien began his employment with the Company in September 2008.

(8)	Mr. O’Neill began his employment with the Company in March 2008 and terminated effective April 10, 2009.

(9)	Represents car allowance, cell phone allowance and COBRA coverage for the first 90 days of employment with the Company.

(10)	Mr. Natha’s employment terminated effective September 14, 2008. The Statement of Financial Accounting Standards No. 123(R) value of the stock option and restricted stock awards forfeited by Mr. Natha was $504,550 and $35,367, respectively.

(11)	Represents severance accrued in connection with Mr. Natha’s termination, as provided for in his employment agreement and subsequent separation agreement, entered into in August of 2008.

(12)	Mr. Burns’ employment terminated effective March 31, 2008. The Statement of Financial Accounting Standards No. 123(R) value of the stock option and restricted stock awards forfeited by Mr. Burns was $489,600 and $129,727, respectively.

(13)	Represents severance payment in connection with Mr. Burns’ termination, as provided for in his separation agreement, entered into in February 2008.

2008 Grants of Plan-Based Awards Table

The following table shows information regarding equity-based awards granted to the Named Executive Officers during 2008.

		All Other		All Other
		Stock		Option			Grant
		Awards:		Awards:		Exercise	Date Fair
		Number of		Number of		or Base	Value of
		Shares		Securities		Price of	Stock and
		of Stock		Underlying		Option	Option
		or Units		Options		Awards	Awards
Name	Grant Date	(#)		(#)		($ / Sh)	($)

Stephen C. Jones	01/29/2008	—		20,000	(1)	$6.25	$67,000
	03/27/2008	—		15,000	(2)	$3.27	$28,350
	03/27/2008	2,000	(2)	—		—	$6,540
	12/09/2008	—		160,000		$1.25	$36,800
Jonathan J. Ricci	03/27/2008	—		75,000		$3.27	$141,750
	03/27/2008	8,000		—		—	$26,160
Michael R. O’Brien	12/09/2008	—		40,000		$0.37	$9,200
	12/09/2008	2,000		—		—	$740
Thomas P. O’Neill(3)	06/05/2008	—		30,000		$3.00	$52,500
	06/05/2008	4,000		—		—	$12,000
Hassan N. Natha(4)	03/27/2008	—		30,000		$3.27	$56,700
	03/27/2008	4,000		—		—	$13,080
Peter J. Burns	—	—		—		—	—

(1)	Received by Mr. Jones for service as Interim Chief Executive Officer prior to becoming an employee.

(2)	Received by Mr. Jones for his service as a non-employee director prior to becoming an employee.

(3)	As a result of Mr. O’Neill’s resignation effective April 10, 2009, of the awards granted to him in 2008, 25,714 shares subject to the unvested portion of the option award were forfeited and are no longer outstanding. In addition, the Company has a repurchase right at a price of $0 per share with respect to the 3,429 shares subject to the unvested portion of the restricted stock award, which the Company intends to exercise.

(4)	As a result of Mr. Natha’s termination of employment effective September 14, 2008, 50% of the restricted stock awarded to him in 2008 and 50% of the stock option awarded to him in 2008 immediately vested. The remaining 50% of the stock option grant expired immediately upon termination. The portion of the stock option that vested on termination expired 90 days following the date of termination and is no longer outstanding. In addition, the Company repurchased at a price of $0 per share the portion of the restricted stock award that did not immediately vest upon termination.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following describes the material factors necessary to understand the compensation disclosed in the Summary Compensation Table and Grants of Plan-Based Awards Table.

Stephen C. Jones.  Mr. Jones serves as our Chief Executive Officer, pursuant to an employment agreement that is effective beginning on June 3, 2008. He will resign from his position as our Chief Executive Officer, effective May 1, 2009. Pursuant to the employment agreement, Mr. Jones received compensation for his services as Interim Chief Executive Officer in a nonemployee capacity for the month of May 2008 in the amount of $20,000. Under the employment agreement, Mr. Jones receives an annual base salary of $245,000 beginning in June 2008, when he became an employee of the Company. In addition, the employment agreement provides that Mr. Jones is eligible to receive (a) an annual performance bonus for the 12-month period ended April 30, 2009 in an amount up to $160,000 payable in the sole discretion of the Board of Directors (on the recommendation of the Compensation and Governance Committee) based on the achievement of performance objectives tied to the Company’s 2008 and 2009 budgets and operating plans and such other factors as may be approved by the Compensation and Governance Committee and Board of Directors, and (b) an option to purchase 160,000 shares of the Company’s common stock, also subject to approval of the Compensation and Governance Committee. The employment agreement also provides for corporate housing in Seattle and four weeks of annual vacation. The employment agreement also contains certain restrictive covenants, including the requirement that Mr. Jones execute a confidentiality agreement and a noncompetition agreement.

Under the employment agreement, Mr. Jones is entitled to receive a lump sum payment equal to his base salary and immediate vesting of the unvested portion of his stock options granted pursuant to his employment if any of the following events occurs prior to May 1, 2009: (a) the Company terminates Mr. Jones’s employment without Cause, (b) Mr. Jones terminates his own employment for Good Reason or (c) the Company consummates a Corporate Transaction while Mr. Jones is employed by the Company.

For purposes of Mr. Jones’s employment agreement, the following terms are defined as follows:

•	“Cause” includes (i) conviction of any felony or misdemeanor; (ii) breach of the Company’s Code of Ethics or Insider Trading Policy or Regulation FD policies, provided, however, that, if the breach is curable, it shall not constitute “Cause” if such breach is cured within 30 days after the receipt by Mr. Jones of written notice from the Company of the breach; (iii) theft or embezzlement from the Company; or (iv) attempt to obstruct or failure to cooperate with any investigation authorized by the Company or any governmental or self-regulatory entity; provided, however, that, if such obstruction or failure to cooperate is curable, it shall not constitute “Cause” if such obstruction or failure to cooperate is cured within 30 days after the receipt by Mr. Jones of written notice from the Company of such obstruction or failure to cooperate.

•	“Good Reason” is a material reduction in Mr. Jones’ then-current base salary unless such reduction is part of a reduction in salary that affects all executive officers of the Company at a substantially similar percentage of magnitude. Notwithstanding the foregoing, a termination will not be for “Good Reason” unless (i) Mr. Jones notifies the Company in writing of the reduction which he believes constitutes “Good Reason” within 90 days of its initial occurrence (and such reduction is, in fact, material), (ii) the Company fails to remedy such reduction within 30 days after the date on which it receives such notice (the “Remedial Period”), and (iii) Mr. Jones actually terminates employment within 30 days after the expiration of the Remedial Period and before the Company has remedied such reduction.

•	“Corporate Transaction” is any of the following events: (a) consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s common stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation own less than 50% of the outstanding voting securities of the surviving corporation; (b) consummation of any sale, lease, exchange or other transfer in one transaction, or a series of related transactions, of all or substantially all of the Company’s assets other than a transfer of the Company’s assets to a majority-owned subsidiary corporation of the Company; or (c) approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company.

Jonathan J. Ricci.  Mr. Ricci serves as our Chief Operating Officer, pursuant to an employment agreement that was effective on January 20, 2008. Pursuant to the employment agreement, Mr. Ricci receives an annual base salary of $245,000. In addition, the employment agreement provides that Mr. Ricci is eligible to receive (a) an annual performance bonus of up to 100% of his base salary based on the achievement of objectives to be agreed upon by the Company and Mr. Ricci and subject to approval by the Compensation and Governance Committee, and (b) an option to purchase, or a combination of stock options and restricted stock grants equivalent to, 80,000 shares of the Company’s common stock annually. The employment agreement also provides for corporate housing in Seattle, and four weeks of annual vacation. The employment agreement also contains certain restrictive covenants, including the requirement that Mr. Ricci execute a confidentiality agreement.

Under the employment agreement, through January 20, 2009, Mr. Ricci was entitled to receive a lump sum payment equal to six months of his then current salary if he was terminated without Cause more than 90 days after the beginning of his employment with the Company or if he was terminated without Cause at any time after a material change in his reporting structure.

Alternatively, if Mr. Ricci is terminated without Cause after January 20, 2009 or if he is terminated without Cause in connection with a Corporate Transaction, he will be entitled to receive a lump sum payment equal the sum of 12 months of his then current base salary plus his target bonus, COBRA coverage for 12 months for Mr. Ricci and his family, and immediate vesting of the unvested portion of his stock options and restricted stock grants.

For purposes of Mr. Ricci’s employment agreement, the following terms are defined as follows:

•	“Cause” includes (i) conviction of any felony or misdemeanor; (ii) breach of the Company’s Code of Ethics or Insider Trading Policy or Regulation FD policies, as now in effect or as modified in the future; (iii) theft or embezzlement from the Company; or (iv) attempt to obstruct or failure to cooperate with any investigation authorized by the Company or any governmental or self-regulatory entity.

•	“Corporate Transaction” is any of the following events: (a) consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s common stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation own less than 50% of the outstanding voting securities of the surviving corporation; (b) consummation of any sale, lease, exchange or other transfer in one transaction, or a series of related transactions, of all or substantially all of the Company’s assets other than a transfer of the Company’s assets to a majority-owned subsidiary corporation of the Company; or (c) approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company.

Michael R. O’Brien.  Mr. O’Brien serves as our Chief Financial Officer pursuant to an employment agreement that was effective on September 2, 2008. Pursuant to the employment agreement, Mr. O’Brien receives an annual base salary of $200,000. In addition, the employment agreement provides that Mr. O’Brien is eligible to receive (a) an annual performance bonus of up to 35% of his base salary based on the achievement of objectives to be agreed upon by the Company and Mr. O’Brien, with higher bonus amounts possible if objectives are exceeded (all subject to approval by the Compensation and Governance Committee) and (b) an option to purchase 40,000 shares of common stock annually and a one-time restricted stock grant of 2,000 shares (all subject to the approval of the Compensation and Governance Committee). The employment agreement also contains certain restrictive covenants, including the requirement that Mr. O’Brien execute a confidentiality agreement.

Under the employment agreement, through September 2, 2009, Mr. O’Brien is entitled to receive six months of his then current salary, payable in equal installments during the six months immediately following his termination if he is terminated without Cause more than 90 days after the beginning of his employment with the Company or if he is terminated without Cause at any time after a material change in his reporting structure.

Alternatively, if Mr. O’Brien is terminated without Cause after September 2, 2009 or if he is terminated without Cause in connection with a Corporate Transaction, he will be entitled to receive 12 months of his then current base salary, payable in equal installments during the 12 month period immediately following his termination, plus a lump sum payment equal to the last target bonus paid to Mr. O’Brien, COBRA coverage for 12 months for Mr. O’Brien and his family, and immediate vesting of the unvested portion of his stock options and restricted stock grants.

For purposes of Mr. O’Brien’s employment agreement, the following terms are defined as follows:

•	“Cause” includes (i) conviction of any felony or misdemeanor; (ii) breach of the Company’s Code of Ethics or Insider Trading Policy or Regulation FD policies, as now in effect or as modified in the future; (iii) theft or embezzlement from the Company; or (iv) attempt to obstruct or failure to cooperate with any investigation authorized by the Company or any governmental or self-regulatory entity.

•	“Corporate Transaction” is any of the following events: (a) consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s common stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation own less than 50% of the outstanding voting securities of the surviving corporation; (b) consummation of any sale, lease, exchange or other transfer in one transaction, or a series of related transactions, of all or substantially all of the Company’s assets other than a transfer of the Company’s assets to a majority-owned subsidiary corporation of the Company; or (c) approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company.

Thomas P. O’Neill.  Mr. O’Neill served as our Executive Vice President of Sales pursuant to an employment agreement that was effective on March 31, 2008. Mr. O’Neill resigned effective April 10, 2009. Pursuant to the employment agreement, Mr. O’Neill received an annual base salary of $220,000. In addition, the employment agreement provided that Mr. O’Neill was eligible to receive (a) an annual performance bonus of up to 50% of his base salary based on the achievement of objectives set by the Company, and higher bonus amounts if objectives were exceeded (all subject to approval by the Compensation and Governance Committee), (b) an option to purchase 40,000 shares of common stock or an equivalent combination of options and restricted stock annually (all subject to the approval of the Compensation Committee) and (c) a monthly car allowance of $750 plus gas expenses for Company business. The employment agreement also contained certain restrictive covenants, including the requirement that Mr. O’Neill execute a confidentiality agreement.

Under the employment agreement, through March 31, 2009, Mr. O’Neill was entitled to receive six months of his then current salary, payable in a lump sum payment if he was terminated without Cause more than 90 days after the beginning of his employment with the Company or if he was terminated without Cause at any time after a material change in his reporting structure.

Alternatively, if Mr. O’Neill was terminated without Cause after March 31, 2009 or if he was terminated without Cause in connection with a Corporate Transaction, he was entitled to receive 12 months of his then current base salary plus his target bonus, payable in a lump sum payment, COBRA coverage for 12 months for Mr. O’Neill and his family, and immediate vesting of the unvested portion of his stock options and restricted stock grants.

For purposes of Mr. O’Neill’s employment agreement, the following terms are defined as follows:

•	“Cause” includes (i) conviction of any felony or misdemeanor; (ii) breach of the Company’s Code of Ethics or Insider Trading Policy or Regulation FD policies, as now in effect or as modified in the future; (iii) theft or embezzlement from the Company; or (iv) attempt to obstruct or failure to cooperate with any investigation authorized by the Company or any governmental or self-regulatory entity.

•	“Corporate Transaction” is any of the following events: (a) consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s common stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation own less than 50% of the outstanding voting securities of the surviving corporation; (b) consummation of any sale, lease, exchange or other transfer in one transaction, or a series of related transactions, of all or substantially all of the Company’s assets other than a transfer of the Company’s assets to a majority-owned subsidiary corporation of the Company; or (c) approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company.

On April 3, 2009, Mr. O’Neill resigned from the Company effective April 10, 2009. No severance benefits or accelerated vesting are due Mr. O’Neill as a result of his termination.

Hassan N. Natha.  Mr. Natha served as our Chief Financial Officer until September 14, 2008, pursuant to an employment agreement that was effective for a term of three years, beginning from January 1, 2007. Pursuant to the employment agreement, Mr. Natha received an annual base salary of $175,000. Subject to the approval of the Compensation and Governance Committee in its sole discretion in each instance, Mr. Natha was eligible to be granted options to purchase up to 40,000 shares of the Company’s common stock on an annual basis. Incentive compensation was set at not less than 35% of Mr. Natha’s base salary, provided that incentive compensation targets were met. These targets were to be set at the beginning of each fiscal year by the Board, and included personal and corporate performance. Mr. Natha was also entitled to participate in employee benefit plans upon the same terms and conditions as other employees and to 20 days of annual vacation.

Under the terms of his employment agreement, Mr. Natha’s employment could be terminated without Cause upon 30 days’ written notice to Mr. Natha, and Mr. Natha could terminate his employment for Good Reason at any time. In either event, Mr. Natha was to be paid (i) a severance benefit in an amount equal to up to 18 months of Mr. Natha’s base salary, depending on the length of Mr. Natha’s service with the Company; (ii) a prorated bonus based on the bonus paid to Mr. Natha for the 12-month period preceding the effective date of termination; and (iii) an amount equal to COBRA payments for up to 18 months, depending on the length of Mr. Natha’s service with the Company. The payments in (i) to (iii) above are collectively referred to in this description as the “Separation Benefit,” and were payable at the discretion of the Board of Directors either as a lump sump payment or in equal monthly installments. In addition, if Mr. Natha was terminated without Cause, 50% of all unvested stock options and stock grants would become immediately vested.

Additionally, under the terms of his employment agreement, if Mr. Natha was terminated (other than for Cause) between the time 90 days prior to or 24 months after a Change in Control, Mr. Natha was entitled to the Separation Benefit and to $10,000 for outplacement and job search costs. If Mr. Natha was terminated during the applicable time period but prior to the Change in Control, the Separation Benefit would be reduced (but not be below zero) by the sum of any severance payments previously received from the Company by Mr. Natha (or to be received by Mr. Natha upon the Change in Control). The employment agreement also contained certain restrictive covenants, including confidentiality provisions and provisions precluding Mr. Natha from competing with us for up to 12 months following the termination of the agreement.

For purposes of Mr. Natha’s employment agreement, the following terms were defined as follows:

•	“Cause” means (i) a good faith determination by the Board of Directors that Mr. Natha has willfully neglected his material responsibilities under the agreement, after demand for substantial performance has been given by the Company and Mr. Natha has been provided a reasonable cure period of not less than 60 days; (ii) conviction of any felony or of a misdemeanor involving fraud, dishonesty or moral turpitude or the entry against Mr. Natha of any civil judgment arising from allegations of fraud, dishonesty or moral turpitude, or any violation of law which has a material adverse effect on the Company; (iii) breach of the Company’s Code of Ethics or Insider Trading Policy or the Company’s Regulation FD policies; (iv) theft or embezzlement from the Company; or (v) attempt to obstruct or failure to cooperate with any investigation authorized by the Company or any governmental or self-regulatory entity.

•	“Good Reason” means (i) the material diminution of Mr. Natha’s position, duties, responsibilities, status or reporting relationship to the Chief Executive Officer of the Company; (ii) the Company’s assignment of Mr. Natha on a substantially full-time basis to work at a location at least 20 miles further from Mr. Natha’s principal residence than the former work location; (iii) any reduction in Mr. Natha’s base salary, or any reduction of Mr. Natha’s incentive compensation (upon meeting applicable targets) below 35% of his base salary, or a material reduction in benefits to Mr. Natha, or the failure of the Company to pay Mr. Natha any undisputed and earned salary, bonus or benefits; (iv) the Company’s failure to obtain an assumption of the obligations incumbent upon the Company under Mr. Natha’s employment agreement by any successor to the Company; (v) the exclusion or limitation of Mr. Natha from participating in any form of variable compensation plan that is offered to all of the Company’s senior executives and that provides Mr. Natha the opportunity to achieve a level of total compensation consistent with his potential compensation under his employment agreement; or (vi) any demand by any director or Chief Executive Officer of the Company that Mr. Natha take any action or refrain from taking any action where such action or inaction would violate any law, rule, regulation or other governmental pronouncement, court order, decree or judgment, or breach any material agreement or fiduciary duty.

•	“Change of Control” means (i) any person acquiring beneficial ownership of 25% or more of our outstanding common stock; (ii) any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of 25% of more of our issued and outstanding common stock into securities of any other entity, cash or property, or a combination thereof; (iii) any sale or disposition of 50% or more of our assets; or (iv) the election of a majority of the directors at a shareholders’ meeting who are not persons nominated by the then-incumbent board of directors.

Effective September 14, 2008, Mr. Natha’s employment with the Company was terminated without Cause. In August 2008, we entered into a Separation Agreement and Release with Mr. Natha, generally consistent with the separation benefits provided in his employment agreement, under which he became entitled to receive (i) severance payments in the aggregate amount of $199,792, to be paid in 26 equal installments payable twice per month commencing on September 30, 2008; (ii) a lump sum payment on September 15, 2008 of $24,836 representing Mr. Natha’s 2007 incentive compensation prorated to the percentage of calendar days in 2008 that Mr. Natha was employed with the Company; (iii) a lump sum payment on or prior to September 14, 2008 of $12,115 in accrued vacation pay; (iv) up to $2,500 in outplacement services, and (v) a lump sum payment on October 15, 2008 of $4,615 for 13.7 months of COBRA premiums. Additionally, on September 14, 2008, 50% of Mr. Natha’s unvested restricted stock and stock option grants became vested and exercisable, but remained subject to the terms of the respective grants. In consideration therefor, Mr. Natha agreed, among other things, (i) to abide by the confidentiality, intellectual property and non-solicitation provisions of his employment agreement; (ii) to release the Company and its affiliates from certain claims; (iii) not to disparage the Company and its affiliates; and (iv) to return all Company property in his possession to the Company.

Peter J. Burns.  Mr. Burns served as our Senior Executive Vice President of Sales and Marketing until March 31, 2008 pursuant to an employment agreement dated March 20, 2007. The employment agreement provided for a base salary of $225,000 per year and incentive compensation of up to 100% of Mr. Burns’ base salary, provided that incentive compensation targets were met. Pursuant to the employment agreement, Mr. Burns received a one-time equity grant of 40,000 stock options and 15,000 shares of restricted stock. Under the employment agreement, Mr. Burns was also entitled to receive up to 80,000 stock options and/or an equivalent number of stock grants annually within 30 days of the anniversary date of his employment with the Company or as agreed upon by the Board of Directors. Mr. Burns was also eligible to participate in the Company’s standard health benefit plans, at no cost to him, and 401(k).

The employment agreement also provided Mr. Burns with six months severance if there was a change in control of the Company and more than 40% of the outstanding shares of the Company were acquired by an acquiring company and Mr. Burns’ employment was terminated within nine months after the acquisition, or if his employment was terminated at any time without Cause. No severance was payable under the employment agreement if Mr. Burns was terminated for Cause. For purposes of the employment agreement, “Cause” meant (i) conviction of any felony or of a misdemeanor; (ii) breach of the Company’s Code of Ethics or Insider Trading Policy or the Company’s Regulation FD policies; (iii) theft or embezzlement from the Company; or (vi) attempt to obstruct or failure to cooperate with any investigation authorized by the Company or any governmental or self-regulatory entity.

In December 2007, Mr. Burns agreed to resign as an employee and officer of the Company effective March 31, 2008. In February 2008, we entered into a Separation Agreement and Release with Mr. Burns, under which he became entitled to receive (i) severance payments in the aggregate amount of $168,750, to be paid in equal monthly installments commencing on April 1, 2008 and ending December 31, 2008; (ii) a bonus payment of $112,500 to be paid on March 31, 2008; and (iii) continuing COBRA coverage for a period of 9 months. In consideration therefore, Mr. Burns agreed, among other things, (i) to release the Company and its affiliates from certain claims; (ii) to affirm his continuing obligations under his confidentiality agreement with the Company dated April 2, 2007; and (iii) not to solicit the Company’s employees during the severance period.

Equity Awards.  The equity awards were granted under the terms of the Company’s 2002 Stock Option and Restricted Stock Plan. The exercise price of all options granted in 2008 was equal to 100% of the closing price of our common stock on the grant date, with the exception of the option to purchase 160,000 shares of common stock granted to Mr. Jones pursuant to his employment agreement and approved by the Compensation and Governance Committee on December 9, 2008, which was granted at an exercise price of $1.25, $0.88 above the closing price of $0.37.

The stock options granted to executive officers in 2008 generally vest in equal installments every six months over forty-two months and expire ten years after the grant date. The restricted stock grants made to executive officers in 2008 also generally vest in equal installments every six months over forty-two months. The stock option granted to Mr. Jones on January 29, 2008 vested in full and became exercisable on April 30, 2008; the grant had a non-standard vesting schedule as it was intended to compensate Mr. Jones for his service as Interim Chief Executive Officer and was to vest in full and become immediately exercisable upon the earlier of the hiring by the Company of a full-time Chief Executive Officer or April 30, 2008. The stock option granted to Mr. Jones on December 9, 2008 vests at a rate of 1/7th at the time of the grant, 1/7th on May 1, 2009, and 1/7th each six months thereafter until fully vested. The stock option and restricted stock grants made to Mr. O’Brien on December 9, 2008 each vest at a rate of 1/7th on March 2, 2009 and 1/7th each six months thereafter until fully vested. The grants to Mr. Jones and Mr. O’Brien have non-standard vesting schedules due primarily to the delay between the commitments to grant the awards made in their employment agreements and the approval of the grants by the Compensation and Governance Committee.

Bonus Compensation.  The Compensation and Governance Committee uses its discretion to pay bonuses to our executives based on a review of Company financial performance and individual achievements, as described in further detail above in the “Compensation Discussion and Analysis” under the heading “Annual Cash Incentive Bonus Payments.”

Outstanding Equity Awards at Fiscal Year-End 2008 Table

The following table presents information about outstanding equity awards held by each of the Named Executive Officers as of December 31, 2008. Mr. Burns and Mr. Natha terminated their employment with the Company in March and September 2008, respectively, and did not hold any equity awards at December 31, 2008.

			Option Awards					Stock Awards
										Market
								Number of		Value of
								Shares or		Shares or
								Units of		Units of
			Number of Securities					Stock		Stock
			Underlying Unexercised			Option		That Have		That Have
			Options			Exercise	Option	Not		Not
			(#)			Price	Expiration	Vested		Vested
Name	Grant Date		Exercisable	Unexercisable(1)		($)	Date	(#)(1)		($)(2)

Stephen C. Jones(3)	03/06/2006		5,000	—		$6.47	03/06/2011	—		$—
	03/12/2007		4,287	5,713		18.67	03/11/2012	—		—
	08/06/2007		—	—		—	—	2,857		914
	01/29/2008	(4)	20,000	—		6.25	01/29/2013	—		—
	03/27/2008		2,143	12,857		3.27	03/27/2018	—		—
	03/27/2008		—	—		—		1,715		549
	12/09/2008	(5)	22,857	137,143		1.25	12/09/2018	—		—
Jonathan J. Ricci	03/27/2008		10,717	64,283		3.27	03/27/2018	—		—
	03/27/2008		—	—		—	—	6,857		2,194
Michael R. O’Brien(6)	12/09/2008		—	40,000		0.37	12/09/2018	—		—
	12/09/2008		—	—		—	—	2,000		640
Thomas P. O’Neill	06/05/2008		4,287	25,713	(7)	3.00	06/05/2018	—		—
	06/05/2008		—	—		—	—	3,429	(7)	1,097

(1)	Unless otherwise noted below, these options and restricted stock awards vest over a period of 42 months, with 14.29% vesting on each six-month anniversary of the grant date.

(2)	The closing price of our common stock on December 31, 2008 was $0.32 per share.

(3)	The option award granted on January 29, 2008 was in recognition of Mr. Jones’ service as Interim Chief Executive Officer for the period from January 1, 2008 through April 30, 2008. The option award granted on December 9, 2008 was granted under the employment agreement with Mr. Jones effective June 3, 2008. All remaining option and restricted stock awards were granted to Mr. Jones for his service as a non-employee director of the Company.

(4)	The option award granted on January 29, 2008 vested in full on April 30, 2008.

(5)	The option award granted on December 9, 2008 to Mr. Jones was 14.29% vested on the date of grant, with an additional 14.29% to vest on May 1, 2009 and each six month period thereafter over the following 30 months.

(6)	The option and restricted stock awards granted to Mr. O’Brien on December 9, 2008 vest 14.29% on March 2, 2009, with an additional 14.29% to vest on each six month period thereafter over the following 36 months.

(7)	As a result of Mr. O’Neill’s resignation effective April 10, 2009, these options were forfeited and are no longer outstanding. In addition, the Company has a repurchase right at a price of $0 per share with respect to the 3,429 shares of restricted stock that remained unvested as of Mr. O’Neill’s termination date, which the Company intends to exercise.

2008 Option Exercises and Stock Vested Table

The following table presents information regarding the vesting of stock awards during fiscal 2008 for each of the Named Executive Officers on an aggregated basis. There were no stock options exercised in 2008 by the Named Executive Officers. For restricted stock, the value realized upon vesting is based on the closing price of the Company’s common stock on the vesting date or, if the vesting date was not a business day, the closing price of the Company’s common stock on the business day prior to the vesting date.

	Stock Awards
	Number of	Value
	Shares Acquired	Realized on
	on Vesting	Vesting
Name	(#)	($)

Stephen C. Jones	1,428	$5,283
Jonathan J. Ricci	1,143	$2,080
Michael R. O’Brien	—	—
Thomas P. O’Neill	571	$206
Hassan N. Natha	7,143	$17,595
Peter J. Burns	2,143	$12,687

Potential Payments Upon Termination or Change of Control

As described above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” we entered into employment agreements with each of our Named Executive Officers and separation agreements with Messrs. Natha and Burns, which provide for certain benefits in the event of termination or change of control.

In addition, our 2002 Stock Option and Restricted Stock Plan (the “2002 Plan”) provides for accelerated vesting of all unvested awards upon a corporate transaction, irrespective of the scheduled vesting date for these awards, unless the awards are assumed or substituted for by the successor company. For purposes of the 2002 Plan, a “corporate transaction” means any of the following events:

•	Consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s common stock are converted into cash, securities or other property and the Company’s shareholders (immediately prior to such merger or consolidation) own less than 50% of the outstanding voting securities of the surviving corporation after the merger or consolidation;

•	Consummation of any sale, lease, exchange or other transfer in one transaction, or a series of related transactions, of all or substantially all of the Company’s assets; or

•	Shareholder approval of any plan or proposal for the liquidation or dissolution of the Company.

Actual and Estimated Potential Payments

For Messrs. Jones, Ricci, O’Brien and O’Neill, the tables below set forth the estimated amount of incremental compensation payable in the event of termination of employment or a change of control and assume that the triggering events occurred on December 31, 2008. The actual amounts to be paid can only be determined at the time of such executive’s termination or upon a change in control, as applicable. For Mr. O’Neill, the Company did not pay any severance or other termination benefits in connection with his resignation effective April 10, 2009. For Messrs. Natha and Burns, the tables set forth the actual amount of incremental compensation paid in connection with their termination of employment. The tables do not include payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change in control event had occurred or payments and benefits available to all salaried employees.

The intrinsic value of accelerated unvested stock options and restricted stock shown in the tables below was calculated using the closing price of our common stock on December 31, 2008 of $0.32, except that for Messrs. Natha and Burns, it was calculated using the closing price of our common stock on the dates of their respective terminations of $1.66 and $3.49, respectively. The intrinsic value for stock options is the aggregate spread between $0.32 (or $1.66 for Mr. Natha and $3.49 for Mr. Burns) and the exercise prices of the accelerated options. For purposes of the tables below, we have assumed that the stock options and restricted stock awards were not assumed or substituted for by the successor company in a corporate transaction.

Stephen C. Jones

	Termination
	w/o Cause or for		Change of
	Good Reason		Control
Estimated Potential Payment or Benefit	($)		($)

Cash severance payment	$245,000		$245,000
Intrinsic value of accelerated unvested stock options	0	(1)	0	(1)
Restricted stock acceleration	—		1,463

Total	$245,000		$246,463

(1)	There is no value reflected for the accelerated stock options because the exercise prices of all unvested stock options held by the executive officer are greater than the closing price of our common stock on December 31, 2008.

Jonathan J. Ricci

				Change of
	Termination	Change of		Control and
	w/o Cause	Control		Termination
Estimated Potential Payment or Benefit	($)	($)		($)

Cash severance payment	$122,500	$—		$490,000	(1)
Intrinsic value of accelerated unvested stock options	—	0	(2)	0	(2)
Restricted stock acceleration	—	2,194		2,194
Continuing health and welfare benefits for twelve months	—	—		12,552

Total	$122,500	$2,194		$504,746

(1)	As discussed above in “Compensation Discussion & Analysis,” performance criteria for cash bonuses were not set in 2008 for any of the Named Executive Officers, and cash bonuses for 2008 performance were discretionary. This column assumes that target cash bonuses were set for the Named Executive Officers for 2008, and that Mr. Ricci’s was set at 100% of salary, the maximum provided for under his employment agreement.

(2)	There is no value reflected for the accelerated stock options because the exercise prices of all unvested stock options held by the executive officer are greater than the closing price of our common stock on December 31, 2008.

Michael R. O’Brien

				Change of
	Termination	Change of		Control and
	w/o Cause	Control		Termination
Estimated Potential Payment or Benefit	($)	($)		($)

Cash severance payment	$100,000	$—		$270,000	(1)
Intrinsic value of accelerated unvested stock options	—	0	(2)	0	(2)
Restricted stock acceleration	—	640		640
Continuing health and welfare benefits for twelve months	—	—		12,552

Total	$100,000	$640		$283,192

(1)	As discussed above in “Compensation Discussion & Analysis,” performance criteria for cash bonuses were not set in 2008 for any of the Named Executive Officers, and cash bonuses for 2008 performance were discretionary. This column assumes that target cash bonuses were set for the Named Executive Officers for 2008, and that Mr. O’Brien’s was set at 35% of salary, as contemplated in his employment agreement.

(2)	There is no value reflected for the accelerated stock options because the exercise prices of all unvested stock options held by the executive officer are greater than the closing price of our common stock on December 31, 2008.

Thomas P .O’Neill(1)

				Change of
	Termination	Change of		Control and
	w/o Cause	Control		Termination
Estimated Potential Payment or Benefit	($)	($)		($)

Cash severance payment	$110,000	$—		$330,000	(2)
Intrinsic value of accelerated unvested stock options	—	0	(3)	0	(3)
Restricted stock acceleration	—	1,097		1,097
Continuing health and welfare benefits for twelve months	—	—		12,552

Total	$110,000	$1,097		$343,649

(1)	Mr. O’Neill terminated his employment with the Company effective April 10, 2009. No severance benefits were paid to Mr. O’Neill.

(2)	As discussed above in “Compensation Discussion & Analysis,” performance criteria for cash bonuses were not set in 2008 for any of the Named Executive Officers, and cash bonuses for 2008 performance were discretionary. This column assumes that target cash bonuses were set for the Named Executive Officers for 2008, and that Mr. O’Neill’s was set at 50% of salary, as contemplated in his employment agreement.

(3)	There is no value reflected for the accelerated stock options because the exercise prices of all unvested stock options held by the executive officer are greater than the closing price of our common stock on December 31, 2008.

Hassan N. Natha

	Amount
Actual Benefits	($)

Cash severance payment	$224,628
Intrinsic value of accelerated unvested stock options	0	(1)
Restricted stock acceleration	8,063
Lump sum payment for COBRA premiums	4,615
Outplacement services	2,500

Total	$239,806

(1)	There is no value reflected for the accelerated stock options because the exercise prices of all unvested stock options held by the executive officer were greater than the closing price of our common stock on September 14, 2008, the date of Mr. Natha’s termination.

Peter J. Burns

Amount
Actual Benefits	($)

Cash severance payment	$281,250
Continuing health and welfare benefits for nine months	8,638

Total	$289,888

DIRECTOR COMPENSATION

Compensation of Directors

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Board of Directors considers the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required of members of the Board of Directors and our cash-flows.

In addition to cash and stock-based compensation, non-employee directors are reimbursed for their out-of-pocket expenses, in accordance with our reimbursement policies, incurred in attending meetings of the Board of Directors and committee meetings and conferences with our senior management. We also maintain liability insurance on all of our directors and executive officers.

Mr. Jones and Mr. Ricci are currently the only members of the Board who are also Jones Soda employees. Mr. Ricci did not receive any additional compensation for serving on the Board. During 2008, prior to becoming an employee, Mr. Jones served as a non-employee director from January through May. This section describes the compensation earned by Mr. Jones during fiscal 2008 in his capacity as a non-employee director. Mr. Jones also received compensation as Interim Chief Executive Officer and Chief Executive Officer, which is described under “Executive Compensation.”

Standard Cash Compensation

Under the compensation structure effective July 1, 2006, each non-employee director is entitled to receive the following compensation. Directors who are our employees receive no compensation for their service as directors.

Position	Amount

Non-employee (“NE”) Director Annual Retainer	$12,000
NE Director Board Meeting Attendance Fee (Telephonic)	1,000	(500)
NE Director Committee Meeting Attendance Fee other than Audit Committee (Telephonic)	1,000	(500)
NE Director Audit Committee Meeting Attendance Fee (Live or telephonic)	1,000
Additional Chair of Audit Committee Annual Retainer	3,500
Additional Chair of Compensation and Governance Committee Annual Retainer	3,500
Additional Chair of Nominating Committee Annual Retainer	2,000

Standard Equity Compensation

In 2008, each non-employee director other than Mills Brown (who was elected as a new director effective December 2, 2008) received a stock option grant for 15,000 shares of common stock, with an exercise price equal to the fair market value of the common stock on the date of grant and a term of ten years and a restricted stock award for 2,000 shares. Stock options and restricted stock awards granted prior to March 3, 2009 vest over a period of 42 months, with 14.29% vesting on each six-month anniversary of the grant date. Effective March 3, 2009, the Board adopted a new vesting schedule for option awards and restricted stock grants, with the grants to vest in full one year from the date of grant.

Non-Standard Compensation

In January 2008, the Board of Directors approved the following additional compensation to Scott Bedbury, the then-interim Chairman of the Board of Directors: (i) $15,000 per month for December 2007 and each of January, February and March 2008; and (ii) a stock option to purchase 20,000 shares common stock at an exercise price equal to the closing price of the common stock on the date of grant, which vested in full and became immediately exercisable on April 30, 2008.

2008 Director Compensation Table

The following table presents information about compensation earned by or paid to non-employee directors during 2008.

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name(1)	($)	($)(1)	($)(1)	($)

Mills A. Brown(2)	$500	$—	$—	$500
Richard S. Eiswirth, Jr.	42,500	17,894	76,694	137,088
Michael M. Fleming	30,250	17,894	72,280	120,424
Stephen C. Jones(3)	11,000	17,894	72,280	101,174
Matthew K. Kellogg	18,000	1,097	4,823	23,920
Susan A. Schreter	18,000	1,097	4,823	23,920
Peter M. van Stolk	22,500	1,557	6,747	30,804
Scott Bedbury(4)	12,500	11,194	55,251	78,945
John J. Gallagher, Jr.(4)	16,000	11,194	55,251	82,445
Alfred W. Rossow, Jr.(4)	18,250	11,194	55,251	84,695

(1)	Represents the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with Statement of Financial Accounting Standards No. 123 (R) and thus includes amounts from awards granted in and prior to 2008. See Note 7 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 regarding assumptions underlying the valuation of these equity awards. As of December 31, 2008, each non-employee director who served in 2008 had the following number of options outstanding: Mills Brown: 0, Richard Eiswirth, Jr.: 45,000; Michael Fleming: 30,000; Matthew Kellogg: 15,000; Susan Schreter: 15,000; Peter van Stolk: 315,000, Scott Bedbury: 0; John Gallagher: 0; and Alfred Rossow: 0. As of December 31, 2008, each non-employee director who served in 2008 had the following number of restricted stock awards outstanding: Mills Brown: 0; Richard Eiswirth, Jr.: 4,572; Michael Fleming: 4,572; Matthew Kellogg: 1,715; Susan Schreter: 1,715; Peter van Stolk: 1,715, Scott Bedbury: 0; John Gallagher: 0; and Alfred Rossow: 0. For information regarding Mr. Jones’ outstanding equity awards (including for service as a non-employee director), please see the Outstanding Equity Awards at Fiscal Year-End 2008 Table. The grant date fair value of each stock option and restricted stock award granted to Messrs. Eiswirth, Fleming, Jones, van Stolk, Bedbury, Gallagher and Rossow in 2008 was $28,350, and $6,540, respectively. The grant date fair value of each stock option and restricted stock award granted to Mr. Kellogg and Ms. Schreter in 2008 was $28,950 and $6,580, respectively.

(2)	Mr. Brown joined the Board of Directors on December 2, 2008 and was compensated for participation in one telephonic board meeting in 2008.

(3)	Mr. Jones received cash compensation and restricted stock and option awards for his service on the Board of Directors from January 2008 through May 2008, prior to becoming Chief Executive Officer and an employee director. For a description of Mr. Jones’ compensation as Interim Chief Executive Officer and Chief Executive Officer, see “Executive Compensation.”

(4)	Messrs. Bedbury, Gallagher and Rossow each resigned from the Board of Directors effective June 5, 2008. The Statement of Financial Accounting Standards No. 123(R) value of the stock option and restricted stock awards forfeited by each of these directors was as follows: Mr. Bedbury $237,650 and $41,139; Mr. Gallagher $157,800 and $41,139; and Mr. Rossow $188,850 and $41,139, respectively.

Stock Ownership Guidelines

In August 2007, the Board of Directors implemented stock ownership guidelines for its non-employee directors to further align their interests with those of shareholders. For non-employee directors, stock ownership guidelines are set at a value equal to three times their annual cash retainer and other Board fees paid to such director over the prior twelve months. Under these guidelines, non-employee directors are encouraged to increase their ownership of Company common stock to meet these ownership requirements within three years of becoming a director, or within three years of the adoption of the guidelines, whichever is later. The required ownership level for each director is re-calculated as of June 30 of every third year. Shares that count toward these ownership guidelines include:

•	shares of common stock purchased on the open market;

•	common stock obtained and held through stock option exercises; and

•	vested restricted stock and in-the-money vested stock options.

For as long as a director continues to serve on the Board, he or she may sell no more than 33% of his or her vested stock holdings in any one quarter. However, directors may sell enough shares to cover their income tax liability on vested grants. The Board may approve exceptions to these guidelines on a case-by-case basis.

TRANSACTIONS WITH RELATED PERSONS

There have been no related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K since the beginning of fiscal year 2008.

The Board of Directors, upon the recommendation of the Audit Committee, has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors and executive officers are expected to disclose to our Chief Financial Officer (or, if the transaction involves the Chief Financial Officer, to the Chief Executive Officer) (either, as applicable, the “Designated Officer”) the material facts of any transaction that could be considered a related person transaction promptly upon gaining knowledge of the transaction. A related person transaction is generally defined as any transaction required to be disclosed under Item 404(a) of Regulation S-K, the SEC’s related person transaction disclosure rule, except that our policy does not contain a dollar threshold for a transaction to be considered a related person transaction.

If the Designated Officer determines that the transaction is a related person transaction under SEC’s rules, the Designated Officer will notify the Chair of the Audit Committee and submit the transaction to the Audit Committee, which will review and determine whether to approve or ratify the transaction.

When determining whether to approve or ratify a related person transaction, the Audit Committee will review relevant facts regarding the related person transaction, including:

•	The extent of the related person’s interest in the transaction;

•	Whether the terms are comparable to those generally available in arm’s-length transactions; and

•	Whether the related person transaction is consistent with the best interests of the Company.

The related person involved in the related person transaction may participate in the approval/ratification process only to provide additional information as needed for the Audit Committee’s review. If any Related Person Transaction is not approved or ratified by the Committee, the Committee may take such action in respect of the transaction as it may deem necessary or desirable in the best interests of the Company and its shareholders. If any related person transaction is ongoing or is part of a series of transactions, the Audit Committee may establish guidelines as necessary to appropriately review the ongoing related person transaction. After initial approval/ratification of the transaction, the Audit Committee will review the related person transaction on a regular basis (at least annually).

The Audit Committee is authorized to administer the Company’s related person transactions policy, and may amend, modify and interpret the policy as it deems necessary or desirable. Any material amendments or modifications to the policy will be reported to the full Board at its next regularly scheduled meeting. In addition the Audit Committee will conduct an annual review and assessment of the policy.

REPORT OF AUDIT COMMITTEE

Audit Committee Report

The Audit Committee of our Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Management has primary responsibility for preparing our financial statements, our internal controls and our financial reporting process. Our independent registered public accounting firm (“independent accountants”), Deloitte & Touche LLP (“Deloitte”), are responsible for performing an independent audit of our consolidated financial statements in accordance with U.S. generally accepted auditing principles and issuing their report.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2008 with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and SEC Regulation S-X, Rule 2-07.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants the independent accountants’ independence.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors
Richard S. Eiswirth, Jr., Chairman
Matthew K. Kellogg
Susan A. Schreter

CHANGE IN INDEPENDENT AUDITORS

On September 17, 2008 we filed a Current Report on Form 8-K (the “Form 8-K”) with the SEC reporting that on September 11, 2008, we dismissed our independent registered public accounting firm, KPMG LLP (“KPMG”), and engaged Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The dismissal of KPMG and the appointment of Deloitte were approved by the Company’s Audit Committee.

KPMG’s reports on the Company’s consolidated financial statements for the years ended December 31, 2006 and 2007 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2006 and December 31, 2007 and the subsequent interim periods through September 11, 2008, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG would have caused KPMG to make reference thereto in its reports on the financial statements of the Company for such fiscal years.

During the years ended December 31, 2006 and 2007 and in the subsequent interim periods through September 11, 2008, there were no “reportable events” (as defined in Regulation S-K Item 304(a)(1)(v)), except that, as more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, the audit report of KPMG on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 contained an adverse opinion because of the effect of a material weakness related to the Company’s having limited accounting personnel with expertise in generally accepted accounting principles and financial reporting requirements. The Audit Committee discussed this material weakness with KPMG and authorized KPMG to respond fully to the inquiries of the successor accountant concerning the subject matter of the reportable event.

The Company provided KPMG with a copy of the Form 8-K, and requested that KPMG furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether KPMG agrees with the disclosure contained in the Form 8-K or, if not, stating the respects in which it does not agree. The Company received the requested letter from KPMG and a copy of KPMG’s letter was filed as Exhibit 16.1 to the Form 8-K.

During the years ended December 31, 2006 and 2007 and in the subsequent interim periods through September 11, 2008, neither the Company nor anyone on the Company’s behalf consulted Deloitte regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements as contemplated by Item 304(a)(2) of Regulation S-K, or (2) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K.

Policy for Approval of Audit and Permitted Non-Audit Services

All audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s charter requires that the Committee review the scope and extent of audit services to be provided, including the engagement letter, prior to the annual audit, and review and pre-approve all audit fees to be charged by the independent auditors. In addition, the charter requires the Committee to pre-approve all additional non-audit matters to be provided by the independent auditors.

Audit and Related Fees

The following table sets forth the aggregate fees billed by Deloitte for professional services rendered in fiscal year ended December 31, 2008 and by KPMG for professional services rendered to us during the fiscal year ended December 31, 2007:

	Deloitte	KPMG
	2008	2007

Audit Fees(1)	$369,000	$582,501
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	4,932
All Other Fees	—	—

(1)	“Audit Fees” represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements included in our reports on Form 10-Q, and audit services provided in connection with other statutory or regulatory filings.

(2)	“Audit-Related Fees” generally represent fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.

(3)	“Tax Fees” generally represent fees for tax advice for 2007.

All the above services were pre-approved by the Audit Committee.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte as our independent registered public accounting firm for the 2009 fiscal year, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Deloitte has audited our financial statements for the year ended December 31, 2008 and reviewed our statements for the fiscal quarter ended September 30, 2008. KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2007 and for the fiscal quarters ended March 31, 2008 and June 30, 2008. Representatives of Deloitte are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm, and may retain that firm or another without resubmitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and our shareholders.

The Board of Directors Recommends a Vote “FOR” Proposal 2

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Shareholder Proposals

Eligible shareholders who wish to present proposals for action at the 2010 Annual Meeting of Shareholders and for inclusion in our Proxy Statement must submit their proposals in writing to our Corporate Secretary, at 234 Ninth Avenue North, Seattle, Washington 98109. Under Rule 14a-8(e) of the Securities Exchange Act of 1934, proposals submitted for inclusion in our proxy statement for next year’s annual meeting must be received by the Corporate Secretary no later than Tuesday, December 22, 2009. In addition, any shareholder who intends to present a proposal at the 2010 Annual Meeting without inclusion of such proposal in our proxy materials must provide us notice of such proposal in the manner set forth above by Friday, March 5, 2010 or such proposal will be considered untimely. For such proposals that are untimely, the Company retains discretion to vote proxies it receives. For such proposals that are timely, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Director Nominations

Shareholders who intend to nominate persons for election to the Board of Directors at the 2010 Annual Meeting of Shareholders must provide advance written notice of such nomination in the manner required by our Bylaws. Written notice of nominations, complying with Section 17 of Article IV of the Bylaws, must be delivered or mailed by first class United States mail, postage pre-paid, to the Secretary of the Company not less than 14 days nor more than 50 days prior to the date of the 2010 Annual Meeting of Shareholders; provided, however, that if less than 21 days’ notice of the meeting is given to the shareholders, such written notice shall be delivered or mailed, as prescribed above, to the Secretary of the company not later than 5:00 p.m. on the seventh day following the day on which notice of the meeting was mailed to the shareholders.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109, Attention: Investor Relations or calling us at 206-624-3357.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109, Attention: Investor Relations or calling us at 206-624-3357.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote the shares represented by the proxies on each of such matters, in accordance with their best judgment.

By Order of the Board of Directors

Stephen C. Jones
Chief Executive Officer

April 21, 2009

PROXY CARD
JONES SODA CO.
This Proxy is Solicited on Behalf of the Board of Directors of Jones Soda Co.
The undersigned shareholder of Jones Soda Co., a Washington corporation (the “Company”), hereby appoints Jonathan J. Ricci and Michael R. O’Brien, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the 2009 Annual Meeting of Shareholders (the “Shareholder Meeting”) to be held on May 27, 2009, at 2:00 p.m. local time at the Experience Music Project, 325 Fifth Avenue N., Seattle, Washington, and any adjournments or postponements thereof, upon the matters set forth on the reverse side of this Proxy Card.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE COMPANY’S NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF YOU SIGN THIS PROXY WITHOUT OTHERWISE GIVING VOTING DIRECTION, THIS PROXY WILL BE VOTED “FOR” ALL COMPANY DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SHAREHOLDER MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.
(Continued and to be signed on the reverse side)

PROXY CARD
JONES SODA CO.
1.	Election of Directors
01.	Mills A. Brown

02.	Richard S. Eiswirth, Jr.

03.	Michael M. Fleming

04.	Matthew K. Kellogg

05.	Jonathan J. Ricci

06.	Susan A. Schreter
Mark X for only one box:
☐	For All Nominees

☐	Withhold All Nominees

☐	For All Nominees, Except Withhold Authority To Vote For The Individual Nominee(s) Below. Write Number(s) Of Nominees Below

Use Number(s) only
2.	Ratification of the appointment of Deloitte & Touche, LLP as our independent auditors for the fiscal year ending December 31, 2009.

☐	FOR	☐	AGAINST	☐	ABSTAIN
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Shareholder Meeting or any adjournments or postponements thereof.

I PLAN TO ATTEND THE ANNUAL MEETING	☐
If you receive more than one Proxy Card, please sign, date and return all such cards in the accompanying envelope.
Please sign, date and return this Proxy Card today, using the enclosed envelope.

Signature(s)	Date

Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized persons(s).